Putnam Global Income Trust, October 31, 2007, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2007, Putnam Management
has assumed $75 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A	3,363
		Class B	391
		Class C	87

72DD2		Class M	742
		Class R	9
		Class Y	117

73A1		Class A	0.476
		Class B	0.383
		Class C	0.383

73A2		Class M	0.445
		Class R	0.447
		Class Y	0.507

74U1		Class A	7,223
		Class B	842
		Class C	224

74U2		Class M	1,594
		Class R	33
		Class Y	254

74V1		Class A	12.68
		Class B	12.64
		Class C	12.65

74V2		Class M	12.60
		Class R	12.67
		Class Y	12.70

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.